UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 26, 2012

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2012, the members of the Leadership Development and Compensation Committee of the Board of Directors of Google Inc. (“Google”) approved a compensation arrangement for Nikesh Arora, Google’s Senior Vice President and Chief Business Officer. The terms of the compensation arrangement are set forth in an agreement that was executed by Google and Nikesh on April 27, 2012 (the “Agreement”). Pursuant to the Agreement, certain awards of stock options and Google Stock Units previously granted to Nikesh in April 2012, which were scheduled to vest on April 25, 2015 (the “Cancelled Awards”), were cancelled effective April 27, 2012. In exchange for the Cancelled Awards, Nikesh will receive a cash payment of $4.7 million (the “Cancellation Payment”). As part of the Agreement, Nikesh will also receive a discretionary cash bonus payment of $3.3 million (together with the Cancellation Payment, the “Cash Awards”). The Cash Awards will be paid to Nikesh on or about May 11, 2012 (the “Payment Date”). If Nikesh’s employment with Google terminates for any reason after the Payment Date and prior to April 25, 2015, then Nikesh will be required to repay to Google the full value of the Cash Awards either before or after applicable tax withholdings, depending on when the termination occurs. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.01	Agreement, dated April 27, 2012, between Nikesh Arora and Google Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: April 30, 2012	/s/ Kent Walker
Kent Walker
Senior Vice President and General Counsel